Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated April 1, 2024, which includes an explanatory paragraph relating to bioAffinity Technologies, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of bioAffinity Technologies, Inc. appearing in the entity’s Form 10-K as of and for the years ended December 31, 2023 and 2022.

/s/ WithumSmith+Brown, PC

New York, New York
June 5, 2024